Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

      We consent to the incorporation by reference in the registration statements (Form S-8 Nos. 333-64836, 333-79409, 333-81639, 2-96887, 33-48831, 33-35810 and 333-57045 and Form S-3 No. 333-18629, 333-25849 and 333-25861) of Bowne & Co., Inc. of our report dated February 14, 2002 with respect to the consolidated balance sheets of Bowne & Co., Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001 which report appears in the December 31, 2001 annual report on Form 10-K of Bowne & Co., Inc.

KPMG LLP

New York, New York

March 26, 2002